Exhibit 10.1

SEVENTH AMENDMENT TO LEASE

This SEVENTH AMENDMENT TO LEASE (this “Seventh Amendment”) is dated as of June 20, 2014, and entered into by and between ACCURAY INCORPORATED, a Delaware corporation (“Tenant”), and DWF III CARIBBEAN, LLC, a Delaware limited liability company (“Landlord”), with reference to the following facts:

A.                                    Landlord (as successor to I & G Caribbean, Inc.) and Tenant are current parties to the following lease documents for the current lease by Tenant of approximately 73,938 square feet of rentable space in the Building at 1310-1314 Chesapeake Terrace, Sunnyvale, California (the “1310 Premises”) and approximately 39,678 rentable square feet of space at 1320 Chesapeake Terrace, Sunnyvale, California (the “1320 Premises”), for a total of 113,616 rentable square feet:

1. Industrial Complex Lease dated July 9, 2003 (the “Original Lease”) made by MP Caribbean, Inc., as landlord, and Tenant;

2. First Amendment to Industrial Complex Lease dated as of December 9, 2004 (the “First Amendment”), made by MP Caribbean, Inc., as landlord, and Tenant;

3. Second Amendment to Industrial Complex Lease dated as of September 24, 2006 (the “Second Amendment”), made by BRCP Caribbean Portfolio, LLC (as successor to MP Caribbean, Inc.), as landlord, and Tenant;

4. Third Amendment to Industrial Complex Lease dated as of January 16, 2007 (the “Third Amendment”), made by BRCP Caribbean Portfolio, LLC, as landlord, and Tenant;

5. Fourth Amendment to Industrial Complex Lease dated as of September 18, 2007 (the “Fourth Amendment”), made by BRCP Caribbean Portfolio, LLC, as landlord, and Tenant;

6. Fifth Amendment to Industrial Complex Lease dated as of April 1, 2008 (the “Fifth Amendment”), made by BRCP Caribbean Portfolio, LLC, as landlord, and Tenant; and

7. Sixth Amendment to Lease dated as of December 18, 2009 (the “Sixth Amendment”), made by I & G Caribbean, Inc. (as successor to BRCP Caribbean Portfolio, LLC), as landlord, and Tenant.

B.                                    The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment, shall be referred to as the “Lease.”  The 1310 Premises and the 1320 Premises together shall mean the “Demised Premises.”  The Lease term for the 1315 Premises (as defined in the Sixth Amendment) previously expired and Tenant vacated and surrendered possession of the 1315 Premises.  Therefore, all references in the Lease, as amended by this Seventh Amendment, to the “Demised Premises” exclude the 1315 Premises.

C.                                    The current Lease term is scheduled to expire May 31, 2015.  Tenant and Landlord desire to amend the Lease to extend the Lease term, provide for the minimum guaranteed rental during such extended term and to make certain other changes to the Lease, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Extension.  The Lease term is extended for a period of eight (8) years and seven (7) months commencing on June 1, 2015 and expiring on December 31, 2023 (the “New Expiration Date”),  upon the same terms and conditions set forth in the Lease, except as amended and set forth in this Seventh Amendment. The period of time commencing on June 1, 2015 and expiring on the New Expiration Date may be referred to in this Seventh Amendment as the “Seventh Amendment Extended Term.”  Any allowances, free rent or concessions provided by Landlord, or work of alteration or improvement performed by Landlord, in connection with the Lease as in effect prior to this Seventh Amendment shall not apply to the Seventh Amendment Extended Term; and Tenant instead shall receive the Abated Base Rent Amount for the Abatement Period (as both terms are defined in Section 2 below) and the New Allowance, as defined in the Work Letter attached to this Seventh Amendment as Exhibit A (the “Work Letter”).  Tenant acknowledges and agrees that it does not have any option or right to extend or renew the Lease term beyond the New Expiration Date, except as provided in Section 6 below, and that any option or right to extend or renew the Lease term in the Lease is no longer applicable.  All references to the “Lease term” in the Lease shall mean the Lease term as extended by this Seventh Amendment.

2.                                      Minimum Guaranteed Rental.  The minimum guaranteed rental for the Seventh Amendment Extended Term shall be in the following applicable monthly amounts payable in advance on the first day of each month as provided in the Lease, as amended by this Seventh Amendment:

TIME PERIOD	MONTHLY MINIMUM GUARANTEED RENTAL
6/1/15 – 5/31/16	$272,678.40
6/1/16 – 5/31/17	$280,858.75
6/1/17 – 5/31/18	$289,284.51
6/1/18 – 5/31/19	$297,963.05
6/1/19 – 5/31/20	$306,901.94
6/1/20 – 5/31/21	$316,109.00
6/1/21 – 5/31/22	$325,592.27
6/1/22 – 5/31/23	$335,360.04
6/1/23 – 12/31/23	$345,420.84

Prior to June 1, 2015 Tenant shall continue to pay all minimum guaranteed rental as called for by the Sixth Amendment; provided, however, notwithstanding the foregoing, Tenant shall be entitled to an abatement of the minimum guaranteed rental for the seven (7) months of June through December of 2014 (the “Abatement Period”) in the total amount of the $1,158,883.20 (the “Abated Base Rent Amount”).  If Tenant has already paid minimum guaranteed rentals for June of 2014, then Landlord shall refund the amount paid by Tenant for minimum guaranteed rental for June of 2014 within thirty (30) days after execution of this Seventh Amendment.  Notwithstanding anything to the contrary set forth herein, Tenant shall not be entitled to receive the Abated Base Rent Amount during the continuance of an uncured default (after notice and the expiration of the applicable cure period) under the Lease, as amended hereby, provided that Tenant’s right to receive such Abated Base Rent Amount shall resume when and if such default is cured (and the Abatement Period shall be extended correspondingly) and Tenant shall be entitled to a credit in the amount of the then remaining and unapplied portion of the Abated Base Rent Amount, including the portion of the Abated Base Rent Amount not applied during any period of such default, against the next installment(s) of minimum guaranteed rental payable until such time as Tenant has been credited with the full amount of such unapplied Abated Base Rent Amount.  Only minimum guaranteed rental shall be abated pursuant to this paragraph.  All additional rent and other costs and charges specified in the Lease, as amended hereby, shall remain due and payable pursuant to the provisions of the Lease, as amended hereby.  If under the Lease, Tenant is granted rent abatement (such as by way of example only, due to a casualty as provided in Article 17 of the Original Lease), the Abatement Period shall be extended for the period separate and apart from that allowed under this paragraph , if such separate abatement right becomes applicable.

Landlord reserves the right in its sole and absolute discretion to cancel Tenant’s right to all or any portion of the unused Abated Base Rent Amount upon written notice to Tenant prior to the date Tenant has used or applied all of the Abated Base Rent Amount, provided that within ten (10) days after delivery of such notice, Landlord pays to Tenant the exact same amount of the Abated Base Rent Amount that Landlord elects to cancel (the “Abatement Cancellation Payment”).  Landlord may only cancel all or any portion of the unused Abated Base Rent Amount existing as of the date of Landlord’s notice to cancel the Abated Base Rent Amount.

3.                                      Additional Rent.  Tenant shall continue to pay all additional rent and other charges and sums required under the Lease, as amended by this Seventh Amendment, including without limitation, Tenant’s Proportionate Share of real estate charges, insurance expenses and Common Area Charges, for the Lease term, as extended by the Seventh Amendment Extension Term.

4.                                      Condition of Premises.  Tenant acknowledges and agrees that possession of the Demised Premises by Tenant during the Seventh Amendment Extended Term is a continuation of Tenant’s possession under the Lease, as amended hereby.  Tenant is familiar with the condition of the 1310 Premises and 1320 Premises and agrees to continue to lease such Demised Premises during the Seventh Amendment Extended Term in its existing condition, “AS IS,” without any obligation of Landlord to provide Tenant with any construction or refurbishing allowance whatsoever or to remodel, improve or alter the Demised Premises, or to perform any other construction or other work of improvements upon the Demised Premises, except for any repair and maintenance obligations that may be required of the Landlord by the terms of the Lease, as amended by this Seventh Amendment (including, without limitation, Landlord’s obligation to replace HVAC units under Section 7.3 below), and except for the New Allowance.

5.                                      Early Termination. Tenant shall have a one-time right to terminate the Seventh Amendment Extended Term of the Lease, as extended by this Seventh Amendment, for the just the 1320 Premises, but not the 1310 Premises, (the “1320 Termination Right”) effective as of May 31, 2020 (the “Early Termination Date”) by providing unconditional and irrevocable written notice to Landlord no earlier than January 1, 2019 or later than June 1, 2019 (the “Early Termination Notice”); provided that (i) Tenant pays to Landlord the Early Termination Payment (hereinafter defined) by the Early Termination Date, (ii) Tenant complies with the other terms and conditions set forth herein, and (iii) no uncured default by Tenant under the Lease, as amended by this Seventh Amendment, exists beyond any applicable notice and cure period as of the date Tenant elects to exercise the Termination Right, or as of the Early Termination Date unless this condition for the early termination is waived in writing by Landlord.  The “Early Termination Payment” means the amount of the proportionate share of the unamortized Leasing Costs (hereinafter defined) as of the Early Termination Date.  The proportionate share for purposes of this Section shall mean 34.92% based on the ratio that the rentable square footage of 1320 Premises (i.e., 39,678 rentable square feet) bears to the total rentable square footage of the Demised Premises (i.e., 113,616) as of the date of this Seventh Amendment.  The Leasing Costs shall be amortized over the period of June 1, 2015 to December 31, 2023 on a monthly straight-line basis together with interest at eight percent (8%) per annum.  Within thirty (30) days after receipt of Tenant’s Early Termination Notice, Landlord shall notify Tenant of the amount of the Early Termination Payment.  The term “Leasing Costs” means all of the following costs and expenses incurred by Landlord in connection with this Seventh Amendment:  (a) the amount of the “New Allowance” as defined in Exhibit A attached hereto; (b) all leasing brokerage commissions paid by Landlord in connection with this Seventh Amendment; and (c) the amount of the Abated Base Rent Amount or amount of the Abatement Cancellation Payment if made by Landlord.  If the Abatement Cancellation Payment is less than the original full amount of the Abated Base Rent Amount, then the amount of Leasing Costs under clause (c) above shall be the amount of the Abated Base Rent Amount used plus the amount of the Abatement Cancellation Payment.  Landlord grants the 1320 Termination Right contained herein to Tenant in consideration of Tenant’s strict compliance with the provisions of this Section 5, including, without limitation, the manner of exercise of the 1320 Termination Right.  Tenant’s 1320 Termination Right is personal to Accuray Incorporated, the original party signing this Seventh Amendment as Tenant, and any Permitted Transferee and may not be transferred or assigned to or exercised by any other party.  If Tenant or a Permitted Transferee properly exercises the 1320 Termination Right and complies with the foregoing requirements for such early termination of the Seventh Amendment Extended Term for the 1320 Premises, the parties shall enter into an amendment of the Lease, as amended by this Seventh Amendment, to cover the following changes: (i) the removal of the space at the 1320 Premises from the Demised Premises; and (ii) a reduction in the monthly minimum guaranteed rental by 34.92% (i.e., a reduction based on the ratio of the rentable square footage of the 1320 Premises [39,678] bears to the total rentable square footage of the Demised Premises [113,616] prior to such early termination); and (iii) a reduction in Tenant’s Proportionate Share; and (iv) such other changes as may be necessary to reflect the surrender of possession of the 1320 Premises.

6.                                      Options to Renew.  The first paragraph of Section 6 of the Sixth Amendment, entitled “Options to Renew” is replaced with the following to provide Tenant with two five (5) year options to renew the Lease term upon expiration of the Seventh Amendment Extended Term:

“Subject to the provisions set forth below, the Lease term may be renewed, at the option of Tenant (the “Renewal Option”), for two (2) additional periods of five years each (each a “Renewal Term” and together the “Renewal Terms”).  The Renewal Option may be exercised by Tenant as to either or both the 1310 Premises and 1320 Premises, but not for a portion of either the 1310 Premises or 1320 Premises, except that the second Renewal Option shall not apply to any portion of the Demised Premises as to which the first Renewal Option is not exercised.  The first Renewal Term shall apply, if exercised by Tenant, immediately following the expiration of the Seventh Amendment Extended Term, and the second Renewal Term shall apply, if exercised by Tenant, immediately following the expiration of the first Renewal Term.  Each Renewal Term will be upon the same terms, covenants and conditions contained in the Lease, as amended by this Seventh Amendment, except that (i) the Abated Base Rent Amount and the New Allowance called for by this Seventh Amendment shall not apply, (ii) if the Renewal Option is exercised as to the 1320 Premises, the 1320 Termination Right shall not apply, (iii) the minimum guaranteed rental due for such Renewal Term will be established as set forth in Sections 6(a) through 6(g) of Section 6 in the Sixth Amendment and Exhibit D to the Sixth Amendment, except as may be amended by this Seventh Amendment, and (iv) Tenant shall not have any additional right or options to extend or renew the Lease term other than the remaining Renewal Term if Tenant renews for the first Renewal Term.  Sections 6(a) through 6(g) of the Sixth Amendment shall apply to each Renewal Term under Section 6 of this Seventh Amendment, except:  (1) the reference to “1310-14-20 Lease Expiration Date” in Section 6(e) of the Sixth Amendment means the New Expiration Date (i.e. December 31, 2023) for the Seventh Amendment Extended Term, (2) clause (iii) in said Section 6(g) is revised to read “that Tenant has not assigned this Lease (other than to a Permitted Transferee)”, and (3) clause (v) of said Section 6(g) is deleted.  Any reference to the right of first offer in Section 6 or Sections 6(a) through 6(g) of the Sixth Amendment is deleted.  Exhibit D to the Sixth Amendment shall apply to establishing the Fair Market Rent and Fair Market Allowance for each Renewal Term under this Section 6.”

Any other options or rights to extend or renew the Lease term shall no longer apply.

7.                                      Other Changes.

7.1                               Generator.  Tenant may install and operate, at its sole cost, expense and liability (but subject to application of the New Allowance in accordance with the Work Letter), one generator with above ground tank for diesel fuel for the generator, all in accordance with the manufacturer’s specifications and requirements, applicable laws, including without limitation Environmental Laws (as defined in Section 28.7(a) of the Original Lease) and this Seventh Amendment.  Tenant desire to locate the generator in the area show in Exhibit B to this Seventh Amendment (the “Proposed Generator Location”).  The Proposed General Location is acceptable to Landlord, conditioned upon (i) Landlord’s review and approval of the final plans and specifications and the approval of all governmental authorities of such Proposed General Location, and (ii) no governmental authority imposing any obligation on Landlord to make any other improvements to the Industrial Complex.  If any governmental authority disapproves of the Proposed General Location, any alternative location shall be subject to the reasonable approval Landlord.  The, size, dimensions, type and capacity of the generator and ancillary equipment and related piping (the “Equipment”) shall be subject to the approval of Landlord.  Landlord’s approval of the installation and use of the Equipment shall not be unreasonably withheld, conditioned or delayed, but any such approval shall not be deemed consent by Landlord to the installation of any other generator or tank or the right to engage in any other use of any Hazardous Materials (as defined in Section 28.7(a) of the Original Lease).  Tenant shall not be required to pay any additional minimum guaranteed rental for the area where the Equipment is located and the calculation of Tenant’s Proportionate Share shall not be increased for the area where the Equipment is located.

(a)                                 Plans.  Prior to the installation of the Equipment, Tenant shall deliver to Landlord a copy of all plans and specifications for the Equipment for review and approval by Landlord, and after approval of the plans and specifications, a copy of all applicable permits for the installation and operation of the Equipment.  The area where the Equipment will be located shall be referred to herein as the “Equipment Area.”  The Equipment Area may not be in an area that will impair any access or interfere with any other tenants business or use or occupancy of any space in the Industrial Complex.  Landlord shall specify the method of shielding the Equipment from view, or other decorative architectural features required to make the Equipment aesthetically pleasing in Landlord’s reasonable judgment.  All parking spaces lost in connection with the Equipment shall be deducted from the spaces allocated to Tenant.  Tenant shall be responsible for the payment of all costs and expenses for any other work to the Common Areas required by the local governmental authority in order to install and operating the Equipment, including without limitation, work in areas outside of the Equipment Area.

(b)                                 Construction Schedule.   Tenant shall submit to Landlord a construction schedule for the construction and installation of the Equipment, which shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed.  If Tenant installs the Equipment, such work shall be done in accordance with the plans and specifications and construction schedule approved in writing by Landlord, also not to be unreasonably withheld, conditioned or delayed.

(c)                                  Access.  Tenant’s access to areas to the Equipment Area and areas outside of the Demised Premises for purposes of installing and maintaining the Equipment shall be subject to such reasonable and customary procedures, regulations and limitations as Landlord may impose; provided, however, that any such procedures, regulations and limitations shall not prohibit or preclude access at all times.  At its expense, Tenant shall arrange to have all utilities for the Equipment to be separately metered to Tenant, and Tenant shall pay be responsible for payment of all such utilities.

(d)                                 Non-Responsibility.  Tenant agrees and understands that the review of all plans by Landlord is solely to protect the interests of Landlord in the Building and Industrial Complex, and Landlord shall not be the guarantor of, nor responsible for, the correctness, completeness or accuracy of any such plans or compliance of such plans with applicable laws.  Landlord’s approval of any plans, work or any matter shall not: (i) impose any present or future liability on Landlord; (ii) constitute a waiver of Landlord’s rights hereunder or under the Lease, as amended by this Seventh Amendment; (iii) impose on Landlord any responsibility for a design and/or construction defect or fault in the Equipment, (iv) constitute a representation or warranty regarding the accuracy, completeness or correctness thereof of any plans or that such plans comply with any laws, rules, regulations, ordinances or codes of any governmental authority, including, without limitation, the Environmental Laws, or (v) constitute a representation or warranty that such plans or any work are in accordance with industry standards or will make the Equipment operational or functional upon completion.  Accordingly, Landlord (and its agents) shall not be responsible for any defect, flaw, error or omission in such plans, specifications or work, nor shall any inspection or failure to inspect by Landlord constitute a waiver of any right of Landlord under the Lease, as amended by this Amendment, or give rise to any liability thereby on the part of Landlord or its agents.

(e)                                  Building or Common Area Work.  Tenant agrees that, if Landlord makes any repairs or maintenance to the Building, Common Areas or other structures or facilities in and about Industrial Complex, or any alterations, modifications, additions or improvements to the Building, Common Areas or Industrial Complex, including any such work to the electrical, mechanical or other operating systems within or about the Building, Common Areas or Industrial Complex, Tenant at its sole cost shall make any concomitant adjustments or modifications to the Equipment and its related facilities, as such adjustments and modifications are reasonably determined to be necessary by any architect, engineer or other contractor engaged by Landlord in connection therewith, or, at Tenant’s option, the Equipment may be removed by Tenant from the Equipment Area.  The making of the requisite adjustments and modifications for the Equipment and its related facilities shall be made in accordance with plans and specifications which are prepared, submitted, reviewed and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

(f)                                   Compliance.  Tenant shall fully and timely comply with all applicable federal, state, and local statutes, rules, regulations and ordinances relating to installation and operation of the Equipment, including, without limitation, the Environmental Laws, and all provisions of the Lease, as amended hereby.  The installation, use, operation and maintenance of the Equipment by Tenant must be done in a manner that will not impair, void or adversely affect any warranty that Landlord may have at any time.  On or before March 31 of each year (or such earlier date required under applicable law) and at any time after ten (10) days written request by Landlord, Tenant shall provide evidence that all financial responsibility requirements relating to the storage tank in the Equipment Area have been complied with in accordance with all federal, state and local laws, rules and regulations. Without limitation on the generality of the foregoing, Tenant shall secure and maintain in force and effect all governmental licenses, permits and approvals required for the installation and use of the Equipment, including any requisite building permits, and shall deliver copies of same to Landlord promptly after receipt by Tenant from the applicable governmental authority.  In connection therewith, Tenant shall not cause or permit the release, as defined under any applicable state or local law, ordinance, rule or regulation, of any Hazardous Material (including, without limitation, diesel fuel) in, on, under or about the Building, Common Areas or Industrial Complex, or into any conduit, stream, storm sewer, or sanitary sewer connected thereto or located thereon or in or about the Building, Common Areas or Industrial Complex.

(g)                                  Reports and Records.  Tenant shall maintain all reports, inventory and other records, test results, permits and all other data and information required under applicable law for the installation, use and operation of the Equipment, and upon request of Landlord, shall provide a copy of all such reports, records, test results and other information without cost or expenses to Landlord.

(h)                                 Removal.  Prior to the expiration or earlier termination of the term of the Lease, as amended by this Seventh Amendment, or vacation or abandonment of the Demised Premises, Tenant shall, at its sole expense, remove or permanently close the Equipment in compliance with all applicable federal, state, and local regulations, including without limitation, the Environmental Laws, if such removal is required by Landlord.  Tenant shall deliver copies of all such permits to Landlord promptly following receipt of same from the applicable governmental authority.  In connection with the removal of the Equipment and when required by any applicable federal, state, or local regulatory authority, Tenant shall perform, as its sole expense, an environmental site assessment acceptable to Landlord to determine the extent, if any, of contamination of the Building, Common Areas or Industrial Complex and shall, at its sole expense, clean up, remove, and remediate all Hazardous Materials in, on, under or about the Building, Common Areas or Industrial Complex that may have been caused by any release, leak or other discharge from the Equipment, including, without limitation, any contamination or spillage from overfilling the tank.

(i)                                     Indemnity.  Tenant shall indemnify, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may approve in advance and in writing), defend Landlord and Landlord’s officers, directors, shareholders, partners, members, managers, employees, contractors, property managers, agents and mortgagees and other lien holders, from and against any and all “Losses” (hereinafter defined) arising from or related to: (a) any violation or alleged violation by Tenant or any of its directors, officers, employees, members, managers, contractors or agents (collectively, “Tenant’s Parties”) of any of the requirements, ordinances, statutes, regulations or other laws, including, without limitation, the Environmental Laws, in connection with Tenant’s installation, operation or removal of the Equipment, (b) any breach of the provisions of Section 7.1 or any subsection thereof of this Seventh Amendment by Tenant or any of Tenant’s Parties; or (c) the installation, existence, or operation of the Equipment, including, without limitation, damage to the Building, Common Areas or Industrial Complex or injury to any person or damage to other property.  The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (whether consequential, direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Building or Common Areas or in any of the properties within the Industrial Complex, damages for the loss or restriction on use of any space or amenity within the Building, Common Areas or Industrial Complex, damages arising from any adverse impact on marketing space in the Building or any other building in Industrial Complex, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.

7.2                               First Offer.  Section 2.2 and Exhibit D of the Original Lease and Section 7 of the Sixth Amendment are deleted.

7.3                               HVAC Replacement.  Landlord agrees to pay for the cost to replace any base Building HVAC units providing service to the Demised Premises if Landlord determines in its reasonable good faith judgment that the following conditions are met:

(a) the applicable HVAC unit requires a capital repair, other than customary inspection and maintenance of the HVAC system, and such work is not required due to the failure of Tenant to maintain and service such HVAC unit as required in this Lease, as amended by this Seventh Amendment, and the repair is not required due to any alteration, misuse or negligence or willful misconduct of Tenant or any of its employees, agents, contractors or subtenants occurring after the date of this Seventh Amendment; and

(b) the HVAC unit for which the repair is required is beyond its practical useful life as determined by the contactor or contractor’s engaged by Landlord; and

(c) either the cost for the repair will be more than $15,000.00 for any individual repair work, or there have been three (3) failures of the applicable HVAC unit in the prior six month period where the applicable HVAC unit was inoperable for more than four consecutive hours on each occasion during the normal working hours on a weekday.

The cost of such replacement of a HVAC unit shall be amortized over the useful life of the replaced HVAC unit and such amortized cost, together with interest at eight percent per annum, shall be paid by Tenant as additional rent.  Landlord shall perform the work to replace the applicable HVAC unit.  Notwithstanding the foregoing, Landlord’s agreement to perform and pay for the replacement of any HVAC unit shall not apply to (i) any HVAC unit or system installed or materially altered by Tenant as part of any Tenant improvements or alterations made by Tenant or any HVAC units replaced by Tenant (unless comparable to the quality (excluding age of the units) of existing HVAC units replaced by Tenant), or (ii) any supplemental HVAC system and equipment installed by Tenant as part of any Tenant improvements, trade fixtures or alterations, or (iii) any incremental increase in cost in connection with installing a higher capacity HVAC unit that is in excess of the cost of installing a HVAC unit of comparable capacity to the one being replaced (i.e., the cost delta between the new, higher capacity HVAC unit and the lower capacity HVAC unit being replaced shall be paid by Tenant within thirty (30) days after completion of the work).

7.4                               Disclosure Requirement.  As of the date of this Seventh Amendment, neither the Demised Premises nor the Industrial Complex has undergone inspection by a Certified Access Specialist in connection with California Civil Code section 1938.

7.5                               Energy Reporting.  Each of Landlord and Tenant agrees to reasonably cooperate with the other to provide energy usage data in connection with any energy usage reporting requirements under applicable law.

7.6                               SNDA.  Landlord has informed Tenant that the Industrial Complex is currently encumbered by an existing deed of trust (the “Existing Deed of Trust”).  Landlord shall cause the beneficiary (or its servicer) of the Existing Deed of Trust as of the date hereof to issue, within forty-five (45) days after the date this Seventh Amendment is fully executed by Tenant and Landlord, such beneficiary’s standard form of subordination, non-disturbance and attornment agreement (“SNDA”), pursuant to which such beneficiary agrees to recognize the Lease, as amended by this Seventh Amendment, in the event of default under such Existing Deed of Trust or sale under such Existing Deed of Trust, so long as Tenant is not in default hereunder beyond any applicable notice and cure period.  Landlord shall pay for the costs charged by such beneficiary to prepare and issue its standard for of SNDA.

7.7                               Permitted Transferee.  The following is added as Section 19.9 of the Original Lease:

“19.9                  Transfers Without Consent.  Notwithstanding any contrary provision of this Article 19, the assignment of this Lease or the subletting by Tenant of all or any portion of the Premises to (i) any person or entity which controls, is controlled by or is under common control with Tenant, or (ii) any entity which purchases all or substantially all of the assets of Tenant as a going concern, or (iii) any entity into which Tenant is merged or consolidated (each such person or entity described in clauses (i), (ii) and (iii) being referred to as a “Permitted Transferee”) shall not require Landlord’s consent.  However, Tenant shall give Landlord written notice at least 15 days prior to any such transfer to a Permitted Transferee, unless Tenant is precluded as a matter of law or any document with a Permitted Transferee from making such prior disclosure, in which case Tenant shall notify Landlord promptly following such transfer to a Permitted Transferee, and a Permitted Transferee under clauses (ii) and (iii) must have a tangible net worth equal to Tenant’s tangible net worth as of the date of this Seventh Amendment, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied.”

8.                                      General Provisions.

8.1                               Confirmation.  Tenant acknowledges and agrees that: (a) Tenant is in sole possession of the Demised Premises demised under the Lease; (b) all work, improvements and furnishings required by Landlord under the Lease have been completed and accepted by Tenant; (c) all free rent and any other concession required under the Lease prior to this Seventh Amendment have been granted, used and otherwise satisfied; and (d) it has no offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the Lease.

8.2                               Miscellaneous.  Landlord and Tenant each agree to execute any and all documents and agreements reasonably requested by the other party to further evidence or effectuate this Seventh Amendment.  This Seventh Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.  As amended hereby, the Lease shall remain in full force and effect.  In case of any conflict between any term or provision of this Seventh Amendment and the Lease, the term or provision of this Seventh Amendment shall govern.

8.3                               Counterparts.  This Seventh Amendment may be executed in one or more counterparts, including any facsimile or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.  Any facsimile or other electronic signature shall constitute a valid and binding method for executing this Seventh Amendment. Executed counterparts of this Seventh Amendment exchanged by facsimile transmission or other electronic means shall be fully enforceable.

8.4                               Effectiveness.  The parties agree that the submission of a draft or copy of this Seventh Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations.  Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant.  The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Seventh Amendment only if, as and when all the parties have executed and delivered this Seventh Amendment to each other.  Prior to the complete execution and delivery of this Seventh Amendment by all parties, each party shall be free to negotiate the form and terms of this Seventh Amendment in a manner acceptable to each party in its sole and absolute discretion.  The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Seventh Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Seventh Amendment or the party that has not executed this Seventh Amendment.

8.5                               Real Estate Brokers.  Landlord represents and warrants to Tenant that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or salesman to act for it or on its behalf in connection with this Seventh Amendment so as to cause the other party to be responsible for the payment of a brokerage commission, except for Jones Lang LaSalle Americas, Inc., the broker engaged by Tenant (the “Broker”).  Landlord shall compensate Broker in connection with this Seventh Amendment pursuant a separate commission agreement between Landlord and Broker.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker or salesman (other than the Broker identified above) whom Tenant authorized, retained or employed, or acted by implication to authorize, retain or employ, to act for Tenant in connection with this Seventh Amendment.

8.6                               Authority.  Landlord and Tenant each represents and warrants to the other that it is duly authorized to enter into this Seventh Amendment and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

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IN WITNESS WHEREOF, this Seventh Amendment has been executed as of the date(s) set forth below and such date (or the later date if there is more than one) shall be inserted above as the date of this Seventh Amendment.

TENANT:	ACCURAY INCORPORATED,
a Delaware corporation

	By:	/s/ Gregory E. Lichtwardt
	Name:	Gregory E. Lichtwardt
	Its:	Executive Vice President, CFO
	Date:	June 19, 2014

LANDLORD:	DWF III CARIBBEAN, LLC
a Delaware limited liability company

	By:	Divco West Real Estate Services, Inc.,
a Delaware corporation
Its Agent

		By:	/s/ James Teng
		Name:	James Teng
		Its:	Managing Director
		Date:	June 20, 2014

EXHIBIT A

WORK LETTER

This Work Letter is attached as Exhibit A to, and forms a part of, that certain Seventh Amendment to Lease (the “Seventh Amendment”) by and between DWF III Caribbean, LLC, a Delaware limited liability company, as Landlord, and Accuray Incorporated, a Delaware corporation, as Tenant, to which this Exhibit A is attached.  If there is any conflict between this Exhibit A and the Seventh Amendment or the Lease regarding the construction of the New Tenant Improvements (hereinafter defined), this Exhibit A shall govern.  All capitalized terms referred to in this Exhibit A shall have the same meaning provided in the Lease, as amended by the Seventh Amendment, except where expressly provided to the contrary in this Exhibit.

ARTICLE 1 DEFINITIONS

1.                                      Additional Definitions.  Each of the following terms shall have the following meaning:

Architect:  The architectural firm selected by Tenant and approved by Landlord to prepare the “Preliminary Plans” and “Final Plans” (as such terms are hereinafter defined).  Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

Contractor:  The general contractor selected by Tenant and approved by Landlord to construct the New Tenant Improvements.  The general contractor must be licensed and bondable in the State of California. Tenant may request that Landlord approve three (3) or more Contractors prior to competitive bidding, in which case Tenant may select any one of the Contractors approved by Landlord.  Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

New Allowance:  A total amount equal to $1,729,240.00 to be paid by Landlord for the Construction Costs for the New Tenant Improvements as provided in this Exhibit.  Any unused portion of New Allowance shall remain the property of Landlord, and Tenant shall have no interest in said funds, except for the Remaining New Allowance as defined below.  Tenant shall have until June 1, 2015 (the “Outside Date”) to Substantially Complete the New Tenant Improvements and use the New Allowance for payment of Construction Costs for the New Tenant Improvements.  If Tenant has not Substantially Completed the New Tenant Improvements and complied with the requirements in this Exhibit for payment of New Allowance by the Outside Date, Tenant shall not be entitled to any remaining unused amount of New Allowance, except as provided in Section 3.3 where Tenant may use up to $1,136,160.00 (i.e., up to $10.00 per square foot of rentable space in the Demised Premises) (“Remaining New Allowance”) of the unused New Allowance as a credit towards minimum guaranteed rental coming due under the Lease, as amended by the Seventh Amendment, whether before or after the commencement of the Seventh Amendment Extended Term.

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Substantial Completion, Substantially Complete, and Substantially Completed (or similar phrase):  The foregoing shall mean when the following have occurred or would have occurred but for any delay cause by Tenant:

(a)                                 Tenant has delivered to Landlord a certificate from the Architect, in a form reasonably approved by Landlord, that the New Tenant Improvements have been Substantially Completed substantially in accordance with the Final Plans, except “punch list” items which may be completed within thirty (30) days without impairing Tenant’s use of the Demised Premises or a material portion thereof; and

(b)                                 Tenant has obtained from the appropriate governmental authority final sign off inspection and approval on all building permits for the New Tenant Improvements) and all other approvals and permits for the Demised Premises.

New Tenant Improvements: The improvements to be constructed in accordance with the Final Plans.  Said work shall include architectural, mechanical and electrical work and life safety systems, and shall be in accordance with the criteria, procedures and schedules referred to in this Exhibit.  The New Tenant Improvements shall comply in all respects with all applicable laws, statutes, ordinances, building codes and regulations (collectively, “Applicable Laws”).

Construction Costs:  All costs, expenses, fees, taxes and charges to construct the New Tenant Improvements, including, without limitation, the following:

(1)                                 architects, engineers and consultants in the preparation of the Preliminary Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects of such plans for the New Tenant Improvements, and for processing governmental applications and applications for payment, observing construction of the work, and other customary engineering, architectural, interior design and space planning services;

(2)                                 labor, materials, equipment and fixtures supplied by the Contractor, its subcontractors and/or materialmen, including, without limitation, charges for a job superintendent and project representative;

(3)                                 the furnishing and installation of all heating, ventilation and air conditioning duct work, terminal boxes, distributing defusers and accessories required for completing the heating, ventilation and air-conditioning system in the Demised Premises, including costs of meter and key control for after-hour usage, if reasonably required by Landlord;

(4)                                 all electrical circuits, wiring, lighting fixtures, and tube outlets furnished and installed throughout the Demised Premises, including costs of meter;

(5)                                 all window and floor coverings in the Demised Premises, including, without limitation, all treatment and preparatory work required for the installation of floor coverings over the concrete or other structural floor;

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(6)                                 all fire and life safety control systems, such as fire walls, wiring and accessories installed within the Building;

(7)                                 all plumbing, fixtures, pipes, cable and accessories installed within the Building;

(8)                                 fees charged by the city and/or county where the Building is located (including, without limitation, fees for building permits and approvals and plan checks) required for the work in the Building;

(9)                                 all taxes, fees, charges and levies by governmental and quasi-governmental agencies for authorization, approvals, licenses and permits; and all sales, use and excise taxes for the materials supplied and services rendered in connection with the installation and construction of the New Tenant Improvements;

(10)                          all costs and expenses incurred to comply with all Applicable Laws of any governmental authority for any work at the Industrial Complex in order to construct the New Tenant Improvements; and

(11)                          all costs and expenses incurred in connection with the acquisition and installation of the Equipment pursuant to Section 7.1 of the Seventh Amendment.

The term Construction Costs under this Exhibit shall not include (i) any fees, costs, expenses, compensation or other consideration payable to Tenant, or any of its officers, directors, employees or affiliates, or (ii) the cost any of Tenant’s furniture, artifacts, trade fixtures, telephone and computer systems and related facilities, or equipment (other than the Equipment).  Any fees or costs referred to in clause (i) above shall be paid by Tenant without resort to the New Allowance, and notwithstanding anything to the contrary, Tenant may use up to $1,136,160.00 (i.e., up to $10.00 per square feet of rentable space in the Demised Premises) for costs in clause (ii) above.

ARTICLE 2 CONSTRUCTION OF TENANT IMPROVEMENTS

2.1                               Preparation of Plans.

(a)                                 Preliminary Plans.  Tenant shall submit to its Architect all additional information, including occupancy requirements for the Demised Premises, necessary to enable the Architect to prepare preliminary plans for the New Tenant Improvements.  As soon as is commercially reasonable after the date hereof, Tenant shall cause the Architect to prepare preliminary plans for the New Tenant Improvements and shall deliver two copies of same to Landlord for its review and written approval which approval shall not be unreasonably withheld, conditioned or delayed.  Within ten (10) business days after receipt of the preliminary plans, Landlord shall notify Tenant in writing that (i) Landlord approves of such preliminary plans or (ii) Landlord disapproves of such preliminary plans, the basis for disapproval and the changes

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requested by Landlord.  If disapproved, Tenant shall cause the preliminary plans to be revised and shall submit the revised plans to Landlord for its review and approval as provided in this section.  After approval of the preliminary plans as provided above, the preliminary plans shall be referred to as the “Preliminary Plans.”

(b)                                 Final Plans.  Tenant shall cause the Architect to prepare final working drawings, which shall be consistent with the Preliminary Plans, compatible with the design, construction and equipment of the Building, comply with all Applicable Laws, capable of logical measurement and construction, and contain all such information as may be required for obtaining all permits and other governmental approvals for the construction of the New Tenant Improvements (the “Working Drawings”).  As soon as is commercially reasonable after approval of the Preliminary Plans are approved by the parties as provided above, Tenant shall submit two copies of the Working Drawings to Landlord for its review and approval which approval shall not be unreasonably withheld, conditioned or delayed.  Within ten (10) business days after receipt of the Working Drawings, Landlord shall notify Tenant in writing that (i) Landlord approves of such Working Drawings, or (ii) Landlord disapproves of such Working Drawings, the basis for disapproval and the changes requested by Landlord.  Tenant shall cause the Working Drawings to be revised and shall submit the revised Working Drawings to Landlord for its review and approval as provided in this section.  The Working Drawings approved in writing by the parties shall be referred to as the “Final Plans.”

(c)                                  General.  It is the responsibility of Tenant to assure that the Final Plans and the New Tenant Improvements constructed thereunder conform to all of the Applicable Laws.  Tenant shall submit to Landlord one (1) reproducible and four (4) prints of the Final Plans and an electronic unlocked version in CAD format.

2.2                               Selection and Approval of Certain Contractors.  Any subcontractor performing any work on the life safety or alarm systems or work affecting the roof of any Building shall be subject to Landlord’s prior written approval which approval shall not be unreasonably withheld, conditioned or delayed, and it shall be deemed reasonable for Landlord to disapprove of any contractor to preserve any warranty in place and require Tenant to use Landlord’s approved contractor to preserve such warranty so long as such designated contractor charges fair market rates for its work.  Landlord shall provide written notice of approval or disapproval within five (5) business days after Tenant’s request for such approval.

2.3                               Information Provided by Landlord.  Acceptance or approval of any plan, drawing or specification, including, without limitation, the Preliminary Plans and the Final Plans, by Landlord shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of such plans and material, and Tenant shall be solely responsible therefor.  Tenant agrees and understands that the review of all plans pursuant to this Exhibit by Landlord is to protect the interests of Landlord in the Building(s), and Landlord shall not be the guarantor of, nor responsible for, the correctness, completeness or accuracy of any such plans or compliance of such plans with Applicable Laws.  Tenant has been leasing and in occupancy of the Demised Premises for several years pursuant to the Lease and is familiar with the condition of the Demised Premises, Building(s), and Common Area.

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2.4                               No Responsibility of Landlord.  Landlord’s approval of any plans, including, without limitation, the Preliminary  Plans or the Final Plans, shall not: (i) constitute an opinion or agreement by Landlord that such plans and New Tenant Improvements are in compliance with all Applicable Laws, (ii) impose any present or future liability on Landlord; (iii) constitute a waiver of Landlord’s rights hereunder or under the Lease or this Exhibit; (iv) impose on Landlord any responsibility for a design and/or construction defect or fault in the New Tenant Improvements, or (v) constitute a representation or warranty regarding the accuracy, completeness or correctness thereof.

2.5                               Actual Review Costs.  Tenant shall pay to Landlord its actual out-of-pocket costs reasonably incurred by its architect and/or engineer in reviewing and approving the Preliminary Plans, Working Drawings and Final Plans.  All such reimbursements shall be made within ten (10) business days after receipt of written invoice for same which shall be accompanied by reasonable supporting documentation.  Tenant shall not be responsible for payment of any construction supervisory fee to Landlord or its property manager for the New Tenant Improvements.

2.6                               Changes.  After approval of the Preliminary Plans or Final Plans by Landlord and Tenant, any changes in the Preliminary Plans or Final Plans shall require the prior written consent of Landlord and the parties shall follow the same process as was required under section 2.1 for approval of plans.  Any change requested by Tenant that is approved in writing by Landlord shall be prepared by the Architect and shall be subject to the review and approval of Landlord’s architect.  The cost of such changes, including the cost to revise such plans, obtain any additional permits and construct any additional improvements required as a result thereof, and the cost for materials and labor, and all other additional costs incurred by Landlord from resulting delays in completing the New Tenant Improvements, shall be included as part of the Construction Costs for the New Tenant Improvements.  Consents or approvals by Landlord or Landlord’s architect shall not be unreasonably withheld, conditioned or delayed.

2.7                               Construction Budget for New Tenant Improvements. After approval of the Final Plans by Landlord and Tenant as provided above, Tenant shall prepare a detailed estimate of the Construction Costs for the New Tenant Improvements.  Tenant shall deliver a copy of the construction budget to Landlord.

2.8                               Building Permits and Approvals.  Not later than after approval by Landlord and Tenant of the Final Plans and Construction Budget as provided above, Tenant or its Contractor shall submit the Final Plans to the appropriate governmental body for plan checking and all building permits and other governmental and quasi-governmental approvals.

2.9                               Conduct of Work.  Tenant shall confine the construction activity to within the Demised Premises as much as possible and shall work in an orderly manner removing trash and debris from the project on a daily basis.  At no time will pipes, wires, boards or other construction materials cross public areas where harm could be caused to the public.  All such work shall be undertaken in compliance with all Applicable Laws and Landlord reasonable

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constructing rules and regulations (as set forth in Schedule 1 to Exhibit B of the Sixth Amendment).  If Tenant fails to comply with these requirements, Landlord shall have the right, but not the obligation, to cause remedial action (at Tenant’s cost) as deemed necessary by Landlord to protect the public.  Tenant shall complete construction of the New Tenant Improvements free and clear of all liens, security interests and encumbrances of any kind.

(a)                                 Pre-construction Submittals to Landlord.  A minimum of ten (10) days prior to the commencement of construction, Tenant shall submit the following items to Landlord:

(1)                                 A certificate setting forth the proposed commencement date of construction and the estimated completion dates of construction work, fixturing work and projected opening date;

(2)                                 Certificates of all insurance required under the Lease, as amended by the Seventh Amendment, and this Exhibit;

(3)                                 Copies of all building permits, and all other permits and approvals required by governmental agencies to construct the New Tenant Improvements; and

(4)                                 Copies of the construction contract with Tenant’s Contractor.

(b)                                 Delays.  Tenant shall with reasonable diligence prosecute construction of the New Tenant Improvements once Tenant undertakes such work.  Any delay in completing such work, including any delay as a result of governmental delays, acts of God and other events beyond the control of Tenant, shall not extend or delay the time for the commencement of payment Rent or any other sum under the Lease.

(c)                                  Correction of Work.  Landlord may reject any portion of the New Tenant Improvements which is defective or not in conformity with the Final Plans.  Landlord shall not be responsible for correcting the portions of the New Tenant Improvements which were defective or not in compliance with the Final Plans; all such work shall be the responsibility of Tenant at its sole cost and expense (but subject to treatment of such corrective work as Construction Costs).

2.10                        Notice of Completion; Copy of Record set of Plans.  Within ten (10) business days after completion of construction of the New Tenant Improvements, Tenant shall cause a notice of completion (or the equivalent notice required under local law to provide notice to all contractors, subcontractors and materialmen that the work is completed and the time for filing any mechanic’s lien is running) to be recorded in the Official Records of the County where the Building is located, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense.  At the conclusion of construction: (i) Tenant shall cause the Architect and Contractor (A) to update the Final Plans as necessary to reflect all changes made to the Final Plans during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which

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certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Demised Premises; and (ii) Tenant shall deliver to Landlord a copy of all signed building permits and certificates of occupancy, and all warranties, guaranties, and operating manuals and information relating to the improvements, equipment and systems in the Demised Premises.

2.11                        Tenant’s Parties and Insurance.  The Contractor and all subcontractors, laborers, materialmen, and suppliers used by Tenant to construct the New Tenant Improvements collectively shall be referred to as “Tenant’s Parties” for purposes of this Exhibit A.

(a)                                 Indemnity.  Tenant’s indemnity of Landlord as set forth in the Lease, as amended by the Seventh Amendment, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Parties, or any one directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the New Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.

(b)                                 Requirements of Tenant’s Parties.  Each of Tenant’s Parties shall guarantee to Tenant and for the benefit of Landlord that the portion of the New Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Each of Tenant’s Parties shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors, and (ii) the date when the New Tenant Improvements have been Substantially Completed.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the New Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to material or workmanship of or with respect to the New Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(c)                                  Insurance Requirements.  In addition to the insurance requirements set forth in the Lease, Tenant shall comply with the following requirements:

(1)                                 General Coverages.  All of Tenant’s Parties shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

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(2)                                 Special Coverage.  Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the New Tenant Improvements, and such other insurance as Landlord may require.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Parties shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(3)                                 General Terms.  Certificates for all insurance carried pursuant to the foregoing sections shall be delivered to Landlord before the commencement of construction of the New Tenant Improvements and before the Contractor’s equipment is moved onto the site.  To the extent available on commercially reasonable terms, all such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance; and, if not so available, Tenant shall give Landlord such prior notice of any cancellation or lapse.  In the event that the New Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  Tenant’s Parties shall maintain all of the foregoing insurance coverage in force until the New Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant.  All policies carried under this section shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Parties.  All insurance, except Workers’ Compensation, maintained by Tenant’s Parties shall preclude or waive subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease or this Exhibit.

2.12                        Labor Matters.  Tenant shall perform or cause Tenant’s contractor to perform all work in the making and/or installation of any repairs, alterations or improvements in a manner so as to avoid any labor dispute which causes or is likely to cause stoppage or impairment of work or delivery service or any other services in the Industrial Complex.  In the event there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute, Tenant shall immediately undertake such actions as may be necessary to eliminate such dispute or potential dispute, including, but not limited to, (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking an injunction in the event of a breach of contract between Tenant and Tenant’s contractor, and (c) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

2.13                        Utilities. Tenant shall obtain in its name and pay for all utility facilities and the removal of debris, as necessary and required in connection with the construction of the Demised Premises.  Storage of Tenant’s contractors’ construction material, tools, equipment and debris

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shall be confined to the Demised Premises and any other areas which may be designated for such purposes by Landlord.  Landlord shall not be responsible for any loss or damage to Tenant’s and/or Tenant’s contractors’ equipment.  In no event shall any materials or debris be stored in the malls or service or exit corridors of the Industrial Complex.

2.14                        Miscellaneous.  The New Tenant Improvements shall be subject to the inspection and approval of Landlord and its supervisory personnel. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship.

ARTICLE 3 PAYMENT OF CONSTRUCTIONS COSTS

3.1                               Payment of Costs.  Tenant shall pay for the New Tenant Improvements, except for the New Allowance which Landlord shall advance as hereinafter provided.  Landlord shall only be responsible for payment of up to the amount of New Allowance for the Construction Costs for the New Tenant Improvements.  If the Construction Costs for the New Tenant Improvements are greater than the amount of the New Allowance, Tenant shall be solely responsible for such additional costs.

3.2                               Payment by Landlord.  Landlord shall make one payment of the New Allowance within thirty (30) days after receipt by Landlord of (i) copies of all applicable building permits reflecting final sign-off by the local governmental authority, (ii) a copy of the as-built Final Plans for the New Tenant Improvements, and (iii) unconditional lien waivers from the general contractor and all subcontractors and suppliers (iv) receipt and approval by Landlord of the Architect’s certificate referred to in the definition of Substantial Completion in this Exhibit, which approval shall not be unreasonably withheld.

3.3                               Application of Unused New Allowance.  Tenant may elect to have the Remaining New Allowance applied towards minimum guaranteed rental under the Lease, as amended by this Seventh Amendment.  Tenant may elect to make such request at any time, even before construction of the New Tenant Improvements, but the use of the Remaining New Allowance shall be deducted from the New Allowance available to Tenant for the New Tenant Improvements.  Under no circumstances shall Landlord be required to pay more than the amount of the New Allowance whether such payment is for payment of Construction Costs for the New Tenant Improvements and/or for the Remaining New Allowance credit against minimum guaranteed rental.  Tenant must provide at least thirty (30) days prior written notice Landlord for application of any amount of the Remaining Allowance towards minimum guaranteed rental.

3.4                               Prepayment of New Allowance.  Notwithstanding anything to the contrary in the Lease, the Seventh Amendment or this Exhibit, Landlord shall have the right, in its sole and absolute discretion, at any time to pay Tenant for the amount of the New Allowance (or such amount that has not be used by Tenant) in full satisfaction of Landlord’s obligation to pay the New Allowance.  The payment of the New Allowance by Landlord under this Section 3.4 shall be in full satisfaction of any obligation of Landlord to pay Tenant the New Allowance for Construction Costs for the Tenant Improvements and in such event, there shall not be any credit

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against minimum guaranteed rental for the amount of such payment by Landlord under this Section 3.4.

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EXHIBIT B - PROPOSED LOCATION OF GENERATOR